LAB FACILITIES AND SERVICE AGREEMENT

THIS AGREEMENT is dated for reference as of the 18th day of February, 2010 (the “Effective Date”).

BETWEEN:

NATAC BIOTECH, S.L., a Spanish corporation having an address at Calle Ana de Austria, 28660 Boadilla del Monte, Madrid, Spain

(hereinafter called "Natac")

OF THE FIRST PART

AND:

CALECO PHARMA CORP., a Nevada corporation having an address at Suite 410 – 103 East Holly Street, National Bank Building, Bellingham, WA 98225.

(hereinafter called "Caleco")

OF THE SECOND PART

WHEREAS:

A.         Natac, through its subsidiary Natac Research S.L., has entered into a formal relationship with the Universidad Autónoma de Madrid (the “University”) in order to carry out its research and development of health related products and to have access to a laboratory facility located at the University (the “Laboratory Facility”);

B.         Natac wishes to provide Caleco with research, development and marketing services for pharmaceutical and health related products developed by, licensed to or otherwise acquired by Caleco, and grant Caleco the right to access the Laboratory Facility for customer visits and marketing purposes, provided that there is no interruption in the normal course of business at the Laboratory Facility; and

C.         Caleco wishes to retain Natac for the services and access to the Laboratory Facility on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the foregoing and of the sum of $10.00 paid by Caleco to Natac, the receipt of which is hereby acknowledged, the parties hereto agree each with the other as follows:

1.         INTERPRETATION

In this Agreement, the following words and phrases shall have the following meanings:

“Laboratory Facility” means the laboratory facility set out in Schedule B of this Agreement.

“Services” means those services set out in Schedule A of this Agreement.

“Term” has the meaning set forth in section 5.1 of this Agreement.

“University” means the Universidad Autónoma de Madrid.

2.         PROCUREMENT OF SERVICES AND RENUMERATION

2.1.       During the Term of this Agreement, Natac shall provide Caleco with the Services and access to the Laboratory Facility.

2.2.       In consideration of the Services and the Laboratory Facilities, Caleco shall pay Natac the following fees:

(a)	20,000 Euros (which amount has been paid on February 10, 2010);

(b)	issuance of a promissory note in the amount of 130,000 Euros payable on or before March 19, 2010 (the “Closing Date”) (which promissory note has been issued on February 10, 2010);

(c)	100,000 Euros on or before March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010; and

(d)	125,000 Euros on or before:

(i) March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011; and

(ii) March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012.

2.3.       In providing the Services to Caleco and during the Term of the Agreement, Natac shall provide Caleco with:

(a)	the consulting services of Jose Carlos Quintela for up to 40 hours per month;

(b)	the consulting services of Antonio Delgado Romero for up to 40 hours per month;

(c)	the annual consulting services of either two junior consultants or one senior consultant; and

(d)	laboratory consumables up to 60,000 Euros per annum. The fees for the laboratory services are to be mutually agreed upon by the parties on a case-by- case basis.

                If any of the above services exceed the amounts set out above, Caleco shall pay Natac within thirty days of such additional service being provided to Caleco. Natac shall not be entitled to be paid for any additional services that were not pre-approved by Caleco and the prices will be determined on a case-bay-case basis.

2.4.         Caleco shall reimburse Natac for all pre-approved expenses incurred by Natac within thirty days of receiving written documentation setting out the expense incurred by Natac. In particular, travel expenses incurred in connection with Natac’s Services will be reimbursed by Caleco and the parties hereby acknowledge that plane tickets will always be in economy class, or its equivalent, except for intercontinental travel by Antonio Delgado Romero and Jose Carlos Quintela which will be business class, or its equivalent, Natac shall not be entitled to be reimbursed by Caleco for any expenses that were not pre-approved by Caleco.

2.5.         Notwithstanding the above, the parties hereby agree that the Services and the access to the Laboratory Facility shall not apply to the research and development of probiotics. The parties acknowledge that the research and development of probiotics is to be governed by a separate agreement.

3.         COVENANTS, REPRESENTATIONS AND WARRANTIES

3.1.       Natac covenants, represents and warrants to the Caleco that:

(a)	Natac is a corporation that is duly formed, organized, validly existing and in good standing under the laws of Spain;

(b)

the execution and delivery of this Agreement by Natac has been duly authorized. The person executing this Agreement on behalf of the Natac has full and proper authorization to execute same, and this Agreement is the valid and binding agreement of Natac and is enforceable against Natac in accordance with its terms;

(c)	the Services shall be performed and completed in a good and workmanlike manner;

(d)

Natac and Natac’s employees and/or consultants assigned to perform the Services, have the requisite expertise and all rights, licenses, permits and consents necessary to perform the Services and that Natac and Natac’s employees and/or consultants are fully qualified and equipped to perform the Services;

(e)	Natac has a right to access the Laboratory Facility pursuant to the terms of an agreement dated January 27, 2010 between Natac Research S.L. and the University;

(f)	the description of the Laboratory Facility is as set out in Schedule B to this Agreement; and

(g)	all necessary consents, approvals, authorizations of all government authorities and other persons or entitles required to be obtained by such party in connection with the Agreement have been obtained.

3.2.       Caleco covenants, represents and warrants to the Natac that:

(a)	Caleco is a corporation that is duly formed, organized, validly existing and in good standing under the laws of its jurisdiction of formation; and

(b)

the execution and delivery of this Agreement by Caleco has been duly authorized. The person executing this Agreement on behalf of the Caleco has full and proper authorization to execute same, and this Agreement is the valid and binding agreement of Caleco and is enforceable against Caleco in accordance with its terms.

4.         CONDITIONS OF CLOSING

4.1       All obligations of the parties under this Agreement are subject to the fulfilment, at or prior to the Closing Date, of the following conditions:

(a)

The respective representations and warranties contained in this Agreement or other document delivered to any of the parties pursuant hereto shall be substantially true and correct as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, regardless of the date as of which the information in this Agreement is given;

(b)

Caleco and Natac shall complete the closing of a research and licensing agreement pursuant to which Caleco will acquire an exclusive license in North and South America to certain probiotic strains from breast milk, and developed for: (i) prevention or treatment of human mastitis; (ii) use as infant formula; (iii) treatment of human gastrointestinal disease; (iv) human immune stimulant activity; (v) animal nutritional improvements; and (vi) prevention or treatment of pig mastitis; and

(c)

Caleco and Natac shall complete the closing of an exclusive licensing agreement pursuant to which Caleco will acquire an exclusive license in North and South America to certain products, including, CRVO, AOF, AH-FLO, JHF, HGF and NB- VAL 40.

5.         TERM AND TERMINATION

5.1       The term of this Agreement shall commence on March 19, 2010 (the “Closing Date”) and continue until March 31, 2013 (the “Term”).

5.2       This Agreement may be terminated by either party in the event of a material breach of this Agreement by the other party, including, but not limited to, Caleco’s failure to pay Natac the amounts due under this Agreement, or Natac’s failure to provide the Services or access to the Laboratory Facility to Caleco. Upon written notice of a breach, each party will have thirty (30) days upon receipt of written notice to cure the breach.

6.         INDEPENDENT CONTRACTORS

6.1       Natac and its directors, officers, employees and any other persons providing the Services under this Agreement are at all times independent contractors with respect to Caleco. Persons provided by Natac to perform the Services shall not be deemed employees of Caleco. Neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship with Natac, its directors, officers, employees or any persons providing the Services under this Agreement.

7.         CONFIDENTIALITY

7.1       During the performance of the Services contemplated by this Agreement, each party may learn confidential, proprietary, and/or trade secretary information of the other party (the “Confidential Information”). The party disclosing the Confidential Information shall be referred to as the “Disclosing Party” and the party receiving the Confidential Information shall be referred to as the “Receiving Party”.

7.2       Confidential Information means any information, unknown to the general public, which is disclosed or created by the Disclosing Party to the Receiving Party under this Agreement. Confidential Information, includes without limitation, the terms set forth in this Agreement, technical, trade secret, commercial and financial information about either party’s: (i) research or development; (ii) marketing plans or techniques, contracts, vendors or customers; (iii) organization of operations; (iv) business development plans (ie. licensing, supply, acquisitions, divestitures or combined marketing); (v) products, processes, methodologies, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how). The Receiving Party shall not use or disclose the Confidential Information from the Disclosing Party for any purpose other than in furtherance of the Services and as specifically allowed by this Agreement.

7.3       Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by either party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from the Confidential Information, except that the Receiving Party may retain one copy for monitoring obligations hereunder. Any material or media not subject to return must be destroyed. The Receiving Party shall not disclose to third parties any of the Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without the prior consent of an officer of the Disclosing Party.

7.4       The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) the Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) the Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) the Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; (iv) the Confidential Information is required to be disclosed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934; or (v) the Confidential Information is required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order.

8.         ASSIGNMENT

8.1       Caleco shall not assign its rights and obligations under this Agreement without Natac’s prior written consent. Any refusal by Natac of an assignment will not be considered unreasonable if the transaction that is the subject of the refusal is in accordance with internationally accepted standards for providing the Services and the Laboratory Facility.

8.2       Natac shall not assign its rights and obligations under this Agreement without Caleco’s prior written consent. Any refusal by Caleco of an assignment will not be considered unreasonable if the transaction that is the subject of the refusal is in accordance with internationally accepted standards for providing the Services and the Laboratory Facility.

8.3       The assigning party shall provide the other party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor from liability hereunder. Any attempted assignment in contravention of the foregoing shall be void.

9.         INDEMNIFICATION

9.1       Natac shall indemnify and hold Caleco, its officers, directors, agents and employees harmless from and defend them against any and all third party liabilities, losses, proceedings, suits, actions, damages, claims or expenses of any kind, including court costs and reasonable attorney’s fees which are caused by: (i) any negligent or willful acts or omissions of Natac, its officers, directors, agents or employees; and (ii) any material breach of this Agreement by Natac, its officers, directors, agents or employees.

9.2       Caleco shall indemnify and hold Natac, its officers, directors, agents and employees harmless from and defend them against any and all third party liabilities, losses, proceedings, suits, actions, damages, claims or expenses of any kind, including court costs and reasonable attorney’s fees which are caused by: (i) any negligent or willful acts or omissions of Caleco, its officers, directors, agents or employees; and (ii) any material breach of this Agreement by Caleco, its officers, directors, agents or employees.

9.3       In no event shall either party to this Agreement be liable to the other (including its officers, directors, employees and/or agents) for any indirect, special, incidental or consequential damages whatsoever, including, without limitation, damages in the nature of lost profits or business interruption, whether arising in contract (including fundamental breach), tort (including negligence) or otherwise, even if the other party was advised of the possibility of such damages, or whether such damages were foreseeable.

10.       USE OF NAME

10.1     Caleco shall not use the name of Natac, or any products or services connected with Natac, the University or any of their consultants in any public or private announcements without the prior written consent of Natac, except for such disclosure that Caleco is required to file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

11.       GENERAL PROVISIONS

11.1     Time shall be of the essence of this Agreement.

11.2     This Agreement contains the whole agreement between the parties hereto in respect of the Agreement and there are no warranties, representations, terms, conditions or collateral agreements expressed, implied or statutory, other than as expressly set forth in this Agreement.

11.3     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.4     Any notice to be given under this Agreement shall be duly and properly given if made in writing and delivered or telecopied to the addressee at the address as set out on page one of this Agreement. Any notice given as aforesaid shall be deemed to have been given or made on, if delivered, the date on which it was delivered or, if telecopied, on the next business day after it was telecopied. Any party hereto may change its address for notice from time to time by providing notice of such change to the other parties hereto in accordance with the foregoing.

11.5     This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada.

11.6     Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, the parties renounce expressly to any other applicable jurisdiction, and submit to arbitration of law before the International Chamber of Commerce of Paris. Any matter presented for arbitration will be settled by arbitration proceedings conducted by one arbitrator. The decision of the arbitrator as to any matter in dispute under this Agreement will be binding and conclusive upon the parties. The decision of the arbitrators will be rendered in writing and will include the basis for the decision. Execution of the judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction

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11.7     This Agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

NATAC BIOTECH S.L.

/s/ Jose Carlos Quintela
_______________________________
By Its Authorized Signatory

CALECO PHARMA CORP.

/s/ John Boschert
_______________________________
By Its Authorized Signatory

Schedule A

Description of Services

A.	Commercial and Marketing Services

1.	Marketing advice on (i) launching new products and (ii) preparing presentations to proposed and current customers.

2.	Support and advice on strategic marketing for the both Caleco and Caleco’s products.

B.	Technical Services

1.	Technical advice in the planning and execution of research projects of natural products.

2.	Advice and management on research projects.

3.	Assistance in developing the (i) optimization of new extraction processes and (ii) enrichment of extractive fractions with certain bioactive compounds.

4.	Management and/or expertise in the scaling process of new products.

5.	Development of new analytical methods for the standardization of natural extracts in new active and/or quality markers.

6.	Validation of analytical methods.

7.	Management and/or advice on the design and implementation of preclinical and clinical trials to demonstrate efficacy. The costs of these tests shall be borned by Caleco.

8.	Preparation of technical dossiers of natural products.

9.	Preparation of expert reports of quality, safety and efficacy of products.

10.	Regulatory support for the legal positioning of the products in Europe.

11.	Support for public outreach projects in collaboration with Natac.

12.	Technical advice, marketing and commercial development of Caleco’s strategic plan.

Schedule B

Description of Laboratory

The Laboratory Facilities consist of 1,200 square meters and contain the following equipment and technologies:

-	Laboratory and pilot scale plants of supercritical fluid technology with pure CO2 or modifiers.

-	Pilot plant of overheated fluid extraction.

-	Pilot plant for fractioning and purification of active compounds with pharmaceutical and physiological activity.

-	Reactors in sub and supercritical media.

-	Pilot plant fractionation membranes (ultra filtration, reverse osmosis).

-	Molecular distillation.

-	Chemical and enzymatic reactors in lab and pilot scale.

-	Chromatographic techniques.

-	Mass spectrometry.

-	P-2 laboratory.

-	Molecular biology laboratory.